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EDITED TRANSCRIPT

PATK - Q1 2014 Patrick Industries Earnings Conference Call

EVENT DATE/TIME: APRIL 24, 2014 / 2:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Julie Ann Kotowski *Patrick Industries Inc. - Director - IR*

Todd Cleveland *Patrick Industries Inc. - President, CEO*

Andy Nemeth *Patrick Industries Inc. - CFO*

CONFERENCE CALL PARTICIPANTS

Daniel Moore *CJS Securities - Analyst*

Scott Stember *Sidoti & Co. - Analyst*

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries, Inc., First Quarter 2014 Earnings Conference Call. My name is [Yolanda] and I will be your operator for today's call. (Operator Instructions)

I would now turn the conference over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - *Patrick Industries Inc. - Director - IR*

Good morning, everyone, and welcome to Patrick Industries' 2013 Fourth Quarter conference call. I am Julie Ann Kotowski, Patrick's Director of Investor Relations, and I am joined on the call today by Todd Cleveland, President and CEO, and Andy Nemeth, CFO.

As you know, we published our earnings release earlier this morning. On the call today, we are going to discuss our first quarter 2014 results, and provide an update on our business outlook and the markets that we serve.

However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward looking statements under the securities laws.

As a result, I must caution you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2013, and our other filings with the Securities and Exchange Commission.

Also, please note that certain financial numbers we may use on this call, such as adjusted net income and the related diluted earnings-per-share amounts, are non-GAAP measures. We undertake no obligation to update these statements after this call. Copies of documents filed with the SEC may be obtained from the SEC or by visiting the Investor Relations section of our Web site.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Thank you, Julie Ann. And thank you all for joining us on the call today. This morning, I would like to briefly discuss the company's first quarter results for the period ending March 30th, 2014 in the major markets we serve. Andy will then provide specific details on our financial performance, and I will conclude by providing an update on our business outlook.

The company continued to perform well during the quarter, with increased revenue, improved profitability and cash flows, and market share gains. On the top line, we achieved net sales of $170 million in the first quarter, a 20% increase over the prior year. On the bottom line, we reported net income per diluted share in the first quarter of 2014 of $0.64, compared to $0.55 in the same quarter of 2013.

Turning to the performance of our markets, the RV industry, which represents more than 75% of our first quarter 2014 revenue base, started off the year as expected, with increased shipment levels in each month in the first quarter over the prior year.

The inclement weather conditions in the Midwest and some of our regional locations did have an impact on our shipping dates during the quarter, as we and other suppliers and OEM's were forced to deal with winter weather conditions that caused up to four days where we could not run production in certain plants.

The RV OEM's continued to push production into the weekends over the course of the quarter to be able to meet strong retail demands. We are anticipating that these production schedules will carry into the second quarter.

Additionally, another challenge that the OEMs are currently dealing with is a shortage of drivers to transport units to the retail lots. While we have not noticed a significant impact at this point, we will continue to monitor the situation. As it relates to the correlation between retail inventory levels and overall production levels, industry reports indicate the RV dealer inventory levels continue to look to be in line with that of retail demand.

We continue to believe that the future looks promising for the RV industry based on factors, including shipment growth experienced over the last four years, positive industry demographic trends, anticipated increasing demand levels, and improving strength in the overall economic environment, among others. As well we believe that both RV OEM's and RV dealers either currently have, or will be adding sufficient capacity, to support the additional expected growth.

The manufactured housing, or MH market, began the year with a reasonably solid start, as evidenced by the estimated 4% increase in wholesale unit shipments from the first quarter of 2013, especially when compared to the first quarter of 2013, where shipments increased only 0.2% from 2012.

We believe this industry was more materially impacted during the first quarter from the difficult weather conditions and stronger seasonal patterns in the second and third quarters when compared to the 2014 first quarter activity.

Additionally, we expect to see continued year over year improvement with limited downside risk in the near term, especially if volumes maintain their historical relationship with new housing starts.

Historically, MH unit shipments have averaged approximately 10% of single-family housing starts over the last 10 years, and therefore we believe there is a potential for this market to grow at a much higher rate in the future, especially given historical trends when compared to residential housing starts, and continued pent up demand in single-family housing.

Given our nation-wide geographical footprint, available capacity at our current MH concentrated locations, and our current content of over $1,600 per unit, we believe we are well-positioned to participate in the upside potential of the MH market, and are optimistic about the future of this industry.

On the industrial side of the business, in our first quarter of 2014, we saw a slight shift in our residential housing sales mix, moving from approximately 60% in previous quarters, to approximately 57% in the first quarter of 2014, offset by a slight uptick in our sales to our commercial side of the business, mainly in the office furniture market, and continued expansion in the countertop market.

While the U.S. census reported 2% decrease in new housing starts in the first quarter of 2014 compared to the prior year, we saw our industrial sales increase approximately 24% when compared to the first quarter of 2013, as a result of both acquisition and organic growth.

Additionally, the NAHB is currently projecting approximately 1.1 million new housing starts for 2014, which would equate to approximately 18% increase over new housing starts in 2013. Projected continued low interest rates and overall expected economic improvement, as well as pent up demand, are still some of the drivers that will lead to overall positive momentum in the housing industry, that's anticipated for the full year 2014 and beyond.

Our sales for this market generally lag new residential housing starts by approximately 6 to 9 months. We're optimistic about the future of the three primary markets we serve, and continue to believe there is limited downside risk in the near future.

We expect to see quarter over quarter revenue growth for the remaining 3 quarters of 2014, versus 2013 periods, while taking into consideration seasonal patterns, and exclusive of revenue contributions of acquisitions completed in September of 2013.

Now I'll turn the call over to Andy, who will provide additional comments on our financial results. Andy.

Andy Nemeth - *Patrick Industries Inc. - CFO*

Thanks, Todd. I would also like to welcome everyone to this conference call, and review our financial results for the first quarter of fiscal 2014.

As Todd mentioned, our net sales for the first quarter of 2014 increased 20% over the prior year to $170 million, reflecting a combination of industry, market share, and acquisition growth. As we referenced in our earnings release, the severe winter weather we experienced in the Midwest early in the first quarter of 2014 did have an impact on our production and shipment levels in January and February, as our Indiana operations and certain other regional operations lost between 3 and 4 production days.

However, while we did experience some inefficiencies, causing some increased costs, as a result of interrupted production, shipping, and delivery schedules, the weather-related impact did not have a significant impact on our overall operating results in the first quarter of 2014.

And we did see a pickup in sales in each month of the quarter on a per-day basis, consistent with our expectations. Our RV revenue base was up approximately 21% in the first quarter of 2014, over the first quarter of 2013, reflecting an estimated 11% increase in wholesale unit shipments during the quarter, as well as organic and acquisition growth.

Market share gains in the industrial market sector pushed sales levels up 24% from the 2013 quarter. Additionally, acquisition, market share growth, and estimated wholesale unit shipment growth of 4% over the prior year first quarter in the MH industry, contributed to a revenue increase in the MH market of approximately 12%.

Excluding the revenue contributions of the acquisitions completed in 2013, we estimate organic growth in the first quarter of 2014 at 13%, or approximately $18 million of the total revenue increase, which is comprised of growth resulting from market share gains of approximately 3%, and growth tied to overall industry improvement of approximately 10%.

The remaining revenue increase in the first quarter was attributable to the incremental contribution of the 2013 acquisitions, which resulted in incremental growth of approximately 7%. During the first quarter of 2014, our gross margin grew 20 basis points to 16.0% over the 15.8% reported in the first quarter 2013, primarily reflecting the positive contribution of increased revenues, relative to our fixed overhead costs. Operating expenses, which were 9.0% of net sales in the first quarter of 2014 increased from 8.5% in the prior year period.

As we mentioned in our fourth quarter earnings call, we expected operating expenses as a percentage of net sales in 2014 would increase slightly when compared to 2013, and reflect the impact of increased sales, salary, and administrative spending to support expected growth and long-term equity compensation programs designed to retain key management and personnel.

In addition, operating expenses were impacted by additional fleet drivers and certain manufacturing and distribution operations, incremental assembly costs in one of our significantly growing distribution operations, and some unexpected inefficiencies in our delivery and production schedules, due to harsh weather conditions in the Midwest during the first quarter that I previously described.

As we head into the second quarter, we have noticed increasing pressure on freight rates, and could see an increase in our warehouse and delivery expenses due to increasing demand levels, and other factors including driver shortages.

Operating income increased $1.4 million, or 13% in first quarter of 2014 compared to the prior year, while operating margins decreased from 7.3% in the first quarter of 2013 to 6.9% in the first quarter of 2014, primarily due to the factors previously described.

While first quarter operating income as a percent of net sales was down for the prior year, we do expect on a full year basis, incremental operating costs to be offset by continued sales growth and operating leverage, and improved gross profit margins, as previously discussed.

In terms of our net income and diluted per share amounts, as reported under GAAP, net income in the first quarter of 2014 was $6.9 million, or $0.64 per diluted share, compared to $6.0 million, or $0.55 per diluted share in the prior year.

I'm now going to briefly discuss our balance sheet and cash flows. To meet our current and projected operating needs, as well as to improve operating efficiencies, our capital expenditures for first quarter 2014 were $0.9 million, which included costs related to the continued replacement of our ERP system, equipment upgrades at our facilities, and other strategic capital and maintenance expenditures.

For the full year 2014, we estimate our total capital expenditures to be approximately $8.0 million. We will continue to invest in our infrastructure, and flex our capital spending where necessary, to align with our demand levels.

An increase in both our trade receivables and trade payables compared to year end 2013 primarily reflected the normal seasonal increases from the fourth quarter to the first quarter. In terms of our debt, our leverage position relative to EBITDA remains at its lowest point since 1999, and unused availability under our credit facility as of the end of the first quarter 2014, including cash on hand, was approximately $30.7 million.

Since year end 2013, our net debt decreased by $7.6 million, reflecting our enhanced profitability and cash flows, and our ability to leverage our operating model. We expect to continue to maintain an appropriate leverage position consistent with our capital allocation strategy in order to optimize our resources and continue to grow our revenue base as we focus and execute on our strategic plan.

And finally, as we reported last quarter, our board of directors improved an increase in the amount that may be acquired over the next 12 months under our stock repurchase program, to $20 million.

Although we did not repurchase any of our stock in the first quarter of 2014, we did repurchase thus far, in the second quarter of 2014, through April 18th, 16,900 shares at an average price of $40.01 per share for a total cost of approximately $0.7 million.

We expect to continue to make repurchases in the future, pending market pricing, as part of our overall capital allocation strategy. That completes my remarks. Todd?

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Thanks, Andy. In terms of our business outlook for the remainder of 2014, we will be primarily focusing our efforts on developing and executing on our new strategic growth plan and capital allocation strategy that will drive the business over the next 5 year period.

Our execution goals for 2014 and beyond are focused around driving our organizational strategic agenda, and utilizing our capital allocation strategy to increase our top line, both through acquisitions and organically, and generating improved operating income, net income, earnings per share, and free cash flow.

In conjunction with our organizational strategic agenda, we will continue to introduce new and innovative product lines that capitalize on the entrepreneurial spirit and creativity of various businesses we acquired over the past few years, and focus on expanding our product lines through acquisition, the introduction of new products, and the extension of existing products we already manufacture and distribute.

We will continue to work towards our goal of fully integrating sales efforts to strengthen and broaden customer relationships and meet customer demands with the highest quality service, and the goal of continually exceeding our customer's expectations.

In addition, I am very confident in the ability of each of Patrick's team members to serve our customers to the highest degree and to work in tandem with our business partners to achieve the goals that we have set for our organization.

The markets we serve are full of opportunities, both known and unknown, and I am confident that we have the right leaders and team members in place to take Patrick Industries to the next level. This is the end of our prepared remarks. Thank you for your time today. We are now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. (Operator Instructions). Our first question comes from Daniel Moore. Your line is open.

Daniel Moore - *CJS Securities - Analyst*

Good morning.

Andy Nemeth - *Patrick Industries Inc. - CFO*

Good morning, Dan.

Daniel Moore - *CJS Securities - Analyst*

As you pointed out, the balance sheet is in as good a position as it's been in for a long period of time, and Todd, you mentioned capital allocation being a key strategy for 2014. Talk about the acquisition landscape.

What does it look like out there, how difficult is it to find acquisitions at reasonable valuations and multiples, and barring that, given the fact you started to buy back a little bit of stock, would you likely become more aggressive on repurchase if you have a tougher time finding acquisitions?

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Yeah, this is Todd, I'll take the first part of that question, regarding the acquisitions, and then maybe let Andy touch on the buy backs. But overall, we've evaluated a number of potential acquisitions in the first quarter, and overall, I would say have been pleased with, you know, what we've been able to evaluate at this point in time.

There's no question, as we've mentioned in the past, that as the economy continues to improve, multiples have pushed up beyond what we've paid in the past, but from everything we're seeing, we're still seeing opportunities at a reasonable multiple level. Andy, did you want to touch on the buy back?

Andy Nemeth - *Patrick Industries Inc. - CFO*

Sure. Dan, this is Andy. As it relates to our stock buy back program, really the priority from a capital allocation perspective is to continue to grow the business. However we will be in the market repurchasing shares where we deem the pricing opportunities to be beneficial in accordance with our capital allocation strategy.

I would not view any buy backs as a lack of interest, or a lack of capacity, or opportunity, in the marketplace related to acquisitions. They're really two different things, and we're focused on both as a result of our capital allocation strategy.

But neither I wouldn't say that buy backs are being done, because we can't find acquisitions in the marketplace, that's certainly not the case.

Daniel Moore - *CJS Securities - Analyst*

Very helpful. And just trying to triangulate and understand, you mentioned the inefficiencies that you had in the quarter due to weather, but then you said once or twice that it wasn't a measurable or meaningful impact.

Can you quantify the impact on cost that weather had on the quarter, and as we look at SG&A for Q1, is that a reasonable run rate, or is there some sort of non-recurring costs that might have been incurred there?

Andy Nemeth - *Patrick Industries Inc. - CFO*

Sure. I would estimate that the inefficiencies that we had were between, let's call it 10 and 20 basis as it relates to the deliveries, where we had -- we wouldn't have had trucks sitting at customers that couldn't be unloaded, we might have gotten less deliveries per day than we would normally get because of the weather conditions and the backlog of deliveries.

So there was an impact, however we did have offsetting impacts as well in our SG&A, and our operating expenses bumping up against that, so overall the run rate on SG&A I would tell you is a reasonable run rate.

Like we've talked about in the past, we do expect SG&A to go up a little bit. We are currently looking at potential delivery expense increases as it relates to trucking rates and shipping rates, as well as the ability to find drivers is very difficult right now.

So we might see a little bit of that, but we remain positive as it relates to our overall operating margins improving, and us being able to gain gross margin to offset the operating expense increases.

Daniel Moore - *CJS Securities - Analyst*

Very good, I'll jump back in queue. Appreciate it.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Thank you.

Operator

(Operator Instructions) Our next question is from Scott Stember. Your line is open.

Scott Stember - *Sidoti & Co. - Analyst*

Good morning.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Good morning, Scott.

Andy Nemeth - *Patrick Industries Inc. - CFO*

Good morning.

Scott Stember - *Sidoti & Co. - Analyst*

Could you maybe touch base on a little bit more, or flesh out, the issue with driver shortages? We have been seeing some stories popping up on many of our industry portals here. Just trying to get a sense of how meaningful this could be on the entire operations of most of the RV manufacturers in northern Indiana.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Yeah, this is Todd. I would say that we saw obviously with the weather conditions the OEMs pressed very hard to make up those production days in the first quarter, and really what we've seen is really a push, or an increase in the number of units that were produced in late second quarter -- or excuse me, the first quarter of this year.

And as a result, the drivers that were in the queue waiting for what I consider to be a normal season, all of a sudden were pushed beyond what their capacity, or the anticipated capacity to be.

I -- at this point in time, all the indications that I'm getting all indicate that it's not so much a ongoing problem, but more of a timing issue of making sure that we -- those units that the dealers in particular need, get shipped on a timely basis, and the rest will kind of flush through here in the second quarter.

Scott Stember - *Sidoti & Co. - Analyst*

Got you. I was just trying to get a sense of whether we have a systematic issue here, or this was a timing issue. Thanks so much for that answer. And maybe on the industrial side, last quarter you had pointed to the office furniture market as being a new area that you had just pushed into. Were there any other markets within the industrial side that you guys got into that helped you offset some of the slower housing-related business?

Andy Nemeth - *Patrick Industries Inc. - CFO*

We're -- Scott, this is Andy. We're seeing some nice demand right now on the kitchen cabinet side from the late third and fourth quarter of last year, so we did have some positive industrial pick up in Q1 as a result of that lag that we talk about.

As well, the office furniture continues to be positive that we picked up later in the year last year, and that was part and parcel of the offset of the mix, so we used to be 60%, and now we're about 57% residential housing, so some of the office furniture was strong as well in Q1.

Scott Stember - *Sidoti & Co. - Analyst*

Got you, got you. And could you guys remind us -- I know that during the recession you guys cut a lot of costs, and now you're in a position, as business is picking up, of seeing significant leverage upon that.

Can you just remind us how we should view that situation going forward as business picks up, and as the industry continues to rebound, where you are with capacity and just the overall framework of the kind of leverage you guys can generate as we move forward through '14 into '15?

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Sure, this is Todd. As it relates to capacities, I would say most of our facilities continue to have capacities available. We do have some -- a couple of our facilities that are operating at what I would consider to be full capacity, so we're paying very close attention to those, and adding machinery and equipment where needed to manage that.

So on a go-forward basis, I would say we'd be in a very good position without having to spend significant capital dollars like we've done in the past, but I would say overall we're in a good place as it relates to our ability to take on business.

Scott Stember - *Sidoti & Co. - Analyst*

Got you. That's all I have. Thank you.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Thank you.

Andy Nemeth - *Patrick Industries Inc. - CFO*

Thank you.

Operator

(Operator Instructions)

Our next question is from Daniel Moore. Your line is open.

Daniel Moore - *CJS Securities - Analyst*

Thank you again. Todd, you're quite bullish and optimistic with regard to manufactured housing, obviously slowed a little bit in the quarter, we're seeing some sort of mixed signs in terms of housing. Talk about your optimism there, what - and what your expectations are for the remainder of the year. Just any more detail and color that you may have? This would be very helpful.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Sure. You know, obviously the weather had I think overall a pretty significant impact on not only the residential housing market and the MA, but also the MH market. Inability to ship homes, build basements, foundations and everything, I think created what everybody believes to be additional pent up demand for housing for the balance of the year and into the future.

As I mentioned, manufactured housing traditionally has been about 10% of single-family housing starts, so depending on how you calibrate housing, manufactured housing plays a pretty significant role in the overall housing supply.

And as a result, we feel pretty good about our participation and content for unit along with where we're located across the country to take care of those needs. So again, I don't know that it's going to be next quarter or third quarter. To me it's about a longer-term vision of what we can see from the benefits of the housing industry.

Daniel Moore - *CJS Securities - Analyst*

Thank you. And Andy, if I missed it, forgive me, what was cash flow from operations in Q1?

Andy Nemeth - *Patrick Industries Inc. - CFO*

So we didn't mention that. That will come out in our Q, but Dan, it was a little under $7.5 million.

Daniel Moore - *CJS Securities - Analyst*

$7.5 million, and you said nothing terribly unusual with regard to working capital?

Andy Nemeth - *Patrick Industries Inc. - CFO*

Correct, the normal seasonal patterns on working capital.

Daniel Moore - *CJS Securities - Analyst*

And then lastly, I just want to clarify, the shipments -- obviously the weather delays that you had in January and February were really hard to make up in February and March. Are we likely to see some benefit in terms of volumes spill over into Q2, or do you think you made up most of that volume in Q1?

Andy Nemeth - *Patrick Industries Inc. - CFO*

We're expecting to see some of that volume move into Q2.

Daniel Moore - *CJS Securities - Analyst*

Okay. Nothing more, thank you very much.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Thank you, Dan.

Operator

Our next question comes from Scott Stember. Your line is open.

Scott Stember - *Sidoti & Co. - Analyst*

Yes, just a follow up question on the motorized side. I know that the bulk of your businesses is in the towable market, but as we continue to see the motorized market firming up, and rebounding off of its trough, are there any areas in there that you guys can capitalize on that you haven't maybe disclosed in the past?

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Well as we mentioned in the past, we participate in that market equally related to the percentage of what the class A motorized side is to the industry, so we're going to see -- we would expect to see the equivalent growth out of our motorized participation as what you see from the OEMs.

As it relates to opportunities, we've looked at a few opportunities, and we're still evaluating things, but nothing that I can mention right now.

Scott Stember - *Sidoti & Co. - Analyst*

Okay, just lastly, in the core trailer side of the business, what are some of the products that you guys are gaining the most share in right now, so we could just note that?

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Yes, this is Todd. I would say we continue to grow our hardwood doors and hardwood product lines. There's a lot of -- with the growth of the industry, especially on the towable side, the OEMs continue to upgrade their product to try and give it more appeal for the end buyer, and have added more hardwood products, not only just cabinet doors, but also around their slide outs, and in different places in the unit.

I would say the countertops, again, are another area that we've gained good traction on, and again, it's come from introducing the product, and strategically placing the product on the towable side, so those are two main areas that are, we've gained some pretty good traction over the course of the last year.

Scott Stember - *Sidoti & Co. - Analyst*

Got you. Okay, that's it. Thanks a lot.

Todd Cleveland - *Patrick Industries Inc. - President, CEO*

Thank you.

Operator

We have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - *Patrick Industries Inc. - Director - IR*

Thanks, Yolanda. On behalf of Todd and Andy, we appreciate everyone for being on the call today and for your interest in Patrick. We look forward to another exciting year and we'll talk to you again at our second quarter earnings call.

A replay of today's call will be archived on Patrick's Web site, www.patrickind.com, under Investor Relations. I'll now turn the call back over to our operator, Yolanda.

Operator

Thank you ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.

The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

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